United States
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004


                                   FORM 8 - K
                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934




          Date of Report (Date of earliest event reported): January 28, 2003



                                PITNEY BOWES INC.



                         Commission File Number: 1-3579




 State of Incorporation                          IRS Employer Identification No.
     Delaware                                             06-0495050





                               World Headquarters
                        Stamford, Connecticut 06926-0700
                        Telephone Number: (203) 356-5000

Item 5 - Other Events.

The registrant's press release dated January 28, 2003 regarding its financial results for the period ended December 31, 2002, including consolidated statements of income, selected segment data and reconciliation of reported consolidated results to proforma results for the three and twelve months ended December 31, 2002 and 2001, and consolidated balance sheets at December 31, 2002, September 30, 2002 and December 31, 2001, are attached.


Item 7 - Financial Statements and Exhibits.

c. Exhibits.
The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:
Exhibit                          Description
-------           --------------------------------------------------------
    (1)           Pitney Bowes Inc. press release dated January 28, 2003.


                                   Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                PITNEY BOWES INC.
January 30, 2003




                          /s/ B.P. Nolop
                          --------------
                          B. P. Nolop
                          Executive Vice President and
                          Chief Financial Officer
                          (Principal Financial Officer)




                          /s/ A.F Henock
                          --------------
                          A. F. Henock
                          Vice President - Finance
                          (Principal Accounting Officer)

                                                                      EXHIBIT 1
                                                                       --------
FOR IMMEDIATE RELEASE
---------------------

PITNEY BOWES MEETS 2002 GUIDANCE
--------------------------------
o    Strong Fourth Quarter Financial Performance
       o    Generated Significant Free Cash Flow for the Year
       o    Completed $300 Million Share Repurchase Program
       o    Made a $339 Million Cash Contribution to Pension Plans
       o    Increased Dividend on Common Stock for 21st Consecutive Year
o    Strategic Decisions Position for Future Growth
       o    Discontinued Long-Term Capital Services Financing
       o    Liquidated About $225 Million of Capital Services Assets
       o Increased Capital Services Reserves by $115 Million in Addition to $98 Million Charge for US Air and United Aircraft Leases

Stamford, Conn., January 28, 2003 - Pitney Bowes Inc. (NYSE:PBI) today reported fourth quarter and full year 2002 performance in line with previous guidance and the generation of significant cash flow from continuing operations.
         In providing an overview of the company's financial performance Chairman and CEO Michael J. Critelli noted, "We are very pleased with the performance of our core business during the fourth quarter and the full-year. We met earnings guidance and generated approximately $682 million in free cash flow, excluding special items. Our strong cash flow and reduced Capital Services investments enabled us to make a $339 million pre-tax cash contribution to our pension plans during the quarter. Overall, the underlying strength of our core business gave us the ability to continue to pursue new opportunities, invest for the future, and grow despite the lingering political and economic uncertainty in the global marketplace."
         For the fourth quarter 2002, revenue increased seven percent to $1.16 billion from $1.09 billion in 2001. Excluding special items, pro forma income from continuing operations was $152.5 million and pro forma diluted earnings per share from continuing operations were 64 cents. Including special items, income from continuing operations was $18.2 million dollars or eight cents per diluted share.

         For the full year 2002, revenue grew seven percent to $4.41 billion from $4.12 billion in 2001. Excluding special items, pro forma income from continuing operations was $572.0 million and pro forma diluted earnings per share were $2.37. Including special items, full year net income was $475.8 million or $1.97 per diluted share.
         Special items include charges to continuing operations related to the company's Capital Services business and a non-cash, after-tax credit to discontinued operations of approximately $38 million or 16 cents per diluted share, due to the favorable resolution of certain contingent liabilities associated with the previous sale of two businesses, Colonial Pacific Leasing Corporation in 1998 and Atlantic Mortgage & Investment Corporation in 2000.
          "We took a number of steps to transition the Capital Services business in the fourth quarter," explained Chairman and CEO Michael J. Critelli. "First, we liquidated about $225 million of financing assets. Second, we have begun a strategic analysis of our existing portfolio to develop the best asset disposition strategy. Next, we decided to stop active pursuit of, and growth in, long-term financing transactions, including postal financing. Originating profitable Capital Services investments increasingly requires complex transactions of very long duration which leave little flexibility to restructure or transfer those assets prior to maturity. To help position us for growth and to maintain our financial flexibility, going forward we will not seek to originate these types of long-term financial commitments."
         "And finally, in light of our new strategic direction as well as the accelerating deterioration of the U.S. airline industry, we increased our credit loss reserves by taking a non-cash pre-tax charge of $115 million or 30 cents per diluted share during the quarter. This charge was in addition to the previously announced, non-cash pre-tax charge of $98 million or 26 cents per diluted share, to write down investments in commercial aircraft leases with US Airways and United Airlines."
         Excluding cash flows primarily associated with the pension contribution and severance payments related to a previously announced restructuring, free cash flow from continuing operations for the year was approximately $682 million. Including these payments, free cash flow for the year was approximately $278 million, as further detailed in the attached table. During the quarter, the company repurchased approximately 1.5 million of its shares outstanding, at a net cost of $50 million, bringing the company's full-year share repurchase total to approximately 7.9 million shares at a net cost of $300 million. In the fourth quarter the Board of Directors also authorized the repurchase of up to $300 million of the company's common stock over the next 12 to 24 months.

         Demonstrating its confidence in the company's continued strong cash flow generation, the board of directors of the company has approved an increase in the dividend on common stock to an annualized rate of $1.20 per share. This is the twenty-first consecutive year that the company has increased its dividend on common stock.
         Mr. Critelli added, "For Pitney Bowes, 2002 was a year in which we met our financial targets while building momentum to produce long-term profitable growth. Our fourth quarter performance was driven by the strong market acceptance of our technologically advanced DM line of networked mailing systems in the US, the increased demand for our global mailing systems in the UK and Canada, and strong contributions resulting from the acquisitions of Secap and PSI. During the year, we implemented a number of strategic initiatives to enhance our positioning for future growth including acquisitions, investments in technology, infrastructure and processes, and the reduction of our Capital Services business."
         The Global Mailing Segment includes worldwide revenue and related expenses from the sale, rental and financing of mail finishing, mail creation and shipping equipment, related supplies and services, presort mail services, postal payment solutions, small business solutions and software, plus mail and package tracking and tracing capability at the desktop. In the fourth quarter, Global Mailing revenue and operating profit both increased nine percent when compared with the prior year. Excluding the revenue from the acquisitions of Secap SA and PSI Group Inc., Global Mailing revenue increased four percent. Global Mailing in the U.S. has grown its market share in meters on a year-over-year basis and has continued to benefit from the placement of new networked digital mailing systems and good demand for its mail creation products. The company's digital mailing system line was further enhanced during the quarter by the launch of the revolutionary flagship system DM1000TM, which can process up to 260 mail pieces per minute, as well as offering premium mail services through its IntellilinkTM technology.

         Outside of the U.S., Global Mailing experienced double-digit revenue growth, supported by improved performance in the UK, Canada, and Australia, where the DM SeriesTM was launched and strong performance from Secap SA. Excluding the revenue from Secap SA, Global Mailing's international revenue grew eight percent. This revenue growth was achieved despite lower revenue in Germany and several other European countries, where demand for mailing equipment has continued to be slow in a post meter migration environment, and where the company has not yet launched its new DM SeriesTM.
         The Enterprise Solutions Segment includes Pitney Bowes Management Services (PBMS) and Document Messaging Technologies (DMT). Revenue from PBMS includes facilities management contracts for advanced mailing, reprographic, document management and other value-added services to large enterprises. Revenue from DMT includes sales, service and financing of high speed, software-enabled production mail systems, sorting equipment, incoming mail systems, electronic statement, billing and payment solutions, and mailing software. For the quarter, the Enterprise Solutions segment reported revenue growth of two percent and operating profit growth of 16 percent when compared with the prior year. We are taking a series of actions within this segment to enhance its ability to grow despite external conditions. For example, the company is diversifying its customer base away from financial and legal markets, as indicated by the recent contract with the U.S General Services Administration (GSA). During the quarter, PBMS signed an agreement with the GSA that will make a broad array of enhanced mail and document management services available to federal agencies, including high-level on-site or off-site screening of suspicious packages and testing for dangerous contents.
         PBMS reported revenue growth of four percent to $251.5 million when compared with the prior year while operating profit declined 14 percent. PBMS continued to improve its competitive position and generate strong growth in new written business, particularly in the higher value document management services. This growth was partially offset by the contraction of large enterprise accounts, especially in the financial services and legal sectors. Operating profit was adversely impacted by ongoing investments in product technology and infrastructure to improve margins and revenue, especially in Europe, and the costs associated with acquiring and ramping up new accounts.
         DMT reported revenue of $66.5 million for the quarter, a decrease of six percent from the prior year, while operating profit increased substantially. Though DMT revenue improved relative to the prior quarter, businesses continued to delay large capital spending decisions, which in turn slowed demand for our high-speed, software-enabled production mail equipment and mail processing software. On-going cost reduction programs, initiated earlier in the year, resulted in a substantial increase in operating profit over the prior year. Support services revenue increased during the quarter while sales revenue shifted to more of a rental model, which we believe will provide a more stable revenue stream over time.
         Total Messaging Solutions, the combined results of the Global Mailing and Enterprise Solutions segments, reported a seven percent increase in revenue and a nine percent increase in operating profit.
         The Capital Services Segment includes primarily asset- and fee-based income generated by financing or arranging transactions of critical large-ticket customer assets and the strategic financing of third-party equipment. Revenue for the quarter increased ten percent and pro forma operating profit increased 16 percent. During the quarter, the company stopped originating financing for non-core assets and liquidated about $225 million of financing assets that it had held for sale to investors. The company anticipates that it will liquidate most of the remaining $195 million of similar finance assets by year-end and will transition out of other non-core financing assets over time when it is economically prudent to do so.
         Given the assumption that weak economic conditions will persist during at least the first half of 2003, the company expects revenue growth in the range of two percent to four percent for the first quarter and full year 2003. During the year, the company anticipates it will undertake restructuring initiatives related to realigned infrastructure requirements and reduced manufacturing needs for digital equipment. It is expected that the after-tax cost of these restructuring initiatives will be roughly $100 million over a two-year period and be recorded as the various initiatives take effect. Excluding the impact of these restructuring initiatives, the company expects pro forma first quarter diluted earnings per share from continuing operations will range between 53 cents and 55 cents, and pro forma full year 2003 diluted earnings per share from continuing operations will range between $2.38 and $2.45.
         Mr. Critelli concluded, "We are excited about our opportunities to enhance shareholder and customer value in 2003 and beyond. Our solid performance in our core business last year was driven by our focus on three strategic imperatives: enhancing the core business, streamlining our infrastructure, and executing our growth strategies. We feel these three areas are essential for increasing customer and shareholder value and we will maintain an unwavering focus on them in 2003 as well. When combined, all of the actions emanating from our strategic imperatives should help us build the momentum to be a bigger, better and stronger Pitney Bowes today and in the future."

         Fourth quarter 2002 consolidated revenue included $617.9 million from sales and business services, up five percent from $589.9 million in the fourth quarter of 2001; $393.8 million from rentals and financing, up nine percent from $362.1 million; and $153.1 million from support services, up ten percent from $138.8 million. Income from continuing operations for the period was $18.2 million, or eight cents per diluted share. Excluding special items in the fourth quarter of 2002 and 2001, income from continuing operations was $152.5 million, or 64 cents per diluted share compared to fourth quarter 2001 income from continuing operations of $140.0 million, or 57 cents per diluted share. Fourth quarter 2002 net income was $56.2 million, or 24 cents per diluted share compared to $90.2 million, or 37 cents per diluted share in 2001. Fourth quarter 2002 consolidated net income included income of $38.0 million from discontinued operations, or 16 cents per diluted share, while fourth quarter 2001 net income included a loss of $10.3 million from discontinued operations, or four cents per diluted share.
         For the full year 2002, revenue was $4.41 billion, up seven percent from $4.12 billion in 2001. Income from continuing operations, before special items in both periods, was $572.0 million, or $2.37 per diluted share in 2002, compared to $556.3 million, or $2.25 per diluted share in 2001. Special items for the full year 2002 included a non-cash pre-tax charge of $98 million to write down investments in commercial aircraft leases with US Airways and United, and $115 million non-cash, pre-tax charge to increase credit loss reserves primarily related to additional airline leasing assets. Special items for the full year 2001 included a non-cash pre-tax charge of $268 million associated with the company's plan to transition to the next generation of digital, networked mailing technology, and a pre-tax charge of $116 million related to restructuring plan initiatives. There was also a pre-tax charge of approximately $24 million associated with the settlement of a class action lawsuit related to lease upgrade pricing, and a $362 million net pre-tax gain as a result of settling a lawsuit with Hewlett-Packard Company. Full year net income for 2002 included income of $38 million from discontinued operations, or 16 cents per diluted share compared to a $26 million loss, or 10 cents per diluted share in 2001. As a result, full year net income for 2002 was $475.8 million, or $1.97 per diluted share compared to $488.3 million, or $1.97 per diluted share in 2001.

         As noted above, the board of directors declared a quarterly cash dividend of the company's common stock of 30 cents per share, payable March 12, 2003, to stockholders of record February 21, 2003. The board also declared a quarterly cash dividend of 53 cents per share on the company's $2.12 convertible preference stock, payable April 1, 2003, to stockholders of record March 14, 2003, and a quarterly cash dividend of 50 cents per share on the company's 4% convertible cumulative preferred stock, payable May 1, 2003 to stockholders of record April 15, 2003.
         Management of Pitney Bowes will discuss the company's financial results in a conference call today, scheduled for 5:00 p.m. EST. Instructions for listening to the conference call over the web are available on the Investor Relations page of the company's web site at www.investorrelations.pitneybowes.com.
-------------------------------------
         Pitney Bowes is a $4.4 billion global provider of integrated mail and document management solutions headquartered in Stamford, Connecticut. For more information about the company, its products, services and solutions, visit www.pitneybowes.com.
-------------------
         Pitney Bowes has presented in this earnings release income from continuing operations and diluted earnings per share from continuing operations on a pro forma basis. Also, management has included a presentation of free cash flow from continuing operations on a pro forma basis.
         Management believes this presentation provides a reasonable basis on which to present the pro forma financial information, and is provided to assist in investors' understanding of the Company's results of operations. In general, results are adjusted to exclude the impact of special items of a non-recurring nature, such as restructuring charges and write downs of assets, which materially impact the comparability of the Company's results of operations. While it is not possible to predict future results, the pro forma information is intended to be more indicative of the ongoing operations of the Company.
         This pro forma financial information should not be construed as an alternative to our reported results determined in accordance with generally accepted accounting principles (GAAP). Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.
         Pitney Bowes has provided in supplemental schedules attached for reference pro forma financial information and a quantitative reconciliation of the differences between the pro forma financial measures with the financial measures calculated and presented in accordance with GAAP.

         The statements contained in this press release that are not purely historical are forward-looking statements with the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of forward-looking terminology such as the words "expects," "projects," "estimates," "anticipates," "intends," and other similar words. Such forward-looking statements include, but are not limited to, statements about our restructuring plan and our future guidance, including our expected revenue in the first quarter and full year 2003, and our expected diluted earnings per share from continuing operations for the first quarter and for the full year 2003. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: severe adverse changes in the economic environment, changes in international or national political or economic conditions, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 2001 Annual Report on Form 10-K filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions. The forward-looking statements contained in this news release are made as of the date hereof and we do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Note: Consolidated statements of income for the three and twelve months ended December 31, 2002 and 2001, and consolidated balance sheets at December 31, 2002, September 30, 2002 and December 31, 2001 are attached.

                                          Pitney Bowes Inc.
                                  Consolidated Statements of Income

(Dollars in thousands, except per share data)
                                                     (Unaudited)
                                           Three Months Ended December 31,             Twelve Months Ended December 31,
                                   --------------------------------------         -------------------------------------
                                              2002                   2001                   2002                   2001
                                  ----------------        ---------------         --------------         --------------
Revenue from:

  Sales and business services      $       617,886        $       589,892         $    2,320,254         $    2,125,745
  Rentals and financing                    393,838                362,141              1,507,839              1,460,915
  Support services                         153,130                138,774                581,665                535,814
                                   ---------------        ---------------         --------------         --------------

         Total revenue                   1,164,854              1,090,807              4,409,758              4,122,474
                                   ---------------        ---------------         --------------         --------------

Costs and expenses:

  Cost of sales and business services      376,673                356,225              1,407,350              1,271,445
  Cost of rentals and financing             94,124                 84,641                365,878                350,870
  Cost of meter transition (*)                   -                 10,300                      -                268,300
  Capital services charges (*)             213,182                      -                213,182                      -
  Selling, services and administrative     387,546                366,262              1,483,480              1,370,152
  Research and development                  37,180                 35,084                141,269                133,105
  Restructuring charges (*)                      -                 27,503                      -                116,142
  Other income (*)                               -                 24,075                      -               (338,097)
  Interest, net                             47,339                 43,972                179,154                184,173
                                   ---------------        ---------------         --------------         --------------

         Total costs and expenses        1,156,044                948,062              3,790,313              3,356,090
                                   ---------------        ---------------         --------------         --------------

Income from continuing operations
  before income taxes                        8,810                142,745                619,445                766,384
Provision for income taxes                  (9,390)                42,316                181,739                252,064
                                   ----------------       ---------------         --------------         --------------

Income from continuing operations           18,200                100,429                437,706                514,320
Discontinued operations                     38,044                (10,266)                38,044                (25,977)
                                   ----------------       ---------------         --------------         --------------

Net income                         $        56,244        $        90,163         $      475,750         $      488,343
                                   ================       ===============          =============         ==============

Basic earnings per share
  Continuing operations            $          0.08        $          0.41         $         1.83         $         2.09
  Discontinued operations                     0.16                  (0.04)                  0.16                  (0.11)
                                   ---------------        ---------------         --------------         --------------
  Net income                                  0.24                   0.37                   1.99                   1.99
     Special items after-tax (*)              0.57                   0.16                   0.56                   0.17
     Discontinued operations                 (0.16)                  0.04                  (0.16)                  0.11
                                   ---------------        ---------------         --------------         --------------

  Income from continuing operations
     excluding special items       $          0.65        $          0.58         $         2.39         $         2.26
                                   ===============        ===============         ==============         ==============

Diluted earnings per share
  Continuing operations            $          0.08        $          0.41         $         1.81         $         2.08
  Discontinued operations                     0.16                  (0.04)                  0.16                  (0.10)
                                   ---------------        ---------------         --------------         --------------
  Net income                                  0.24                   0.37                   1.97                   1.97
     Special items after-tax (*)              0.56                   0.16                   0.56                   0.17
     Discontinued operations                 (0.16)                  0.04                  (0.16)                  0.10
                                   ---------------        ---------------         --------------         --------------

  Income from continuing operations
     excluding special items       $          0.64        $          0.57         $         2.37         $         2.25
                                   ===============        ===============         ==============         ==============

Average common and potential common
  shares outstanding                   238,114,574            245,015,133            241,483,539            247,615,560
                                   ===============        ===============         ==============         ==============

Note: Special items are indicated by the asterisks above or are otherwise explained in the press release. Special items for the three months ended December 31, 2002 and December 31, 2001 resulted in a net after-tax charge of $134,305 and $39,533, respectively. Special items for the twelve months ended December 31, 2002 and December 31, 2001 resulted in a net after-tax charge of $134,305 and $41,954, respectively.

      The sum of the earnings per share amounts may not equal the totals above due to rounding.

                                                           Pitney Bowes Inc.
                                                    Consolidated Balance Sheets

(Dollars in thousands, except per share data)
                                                                                         (Unaudited)
Assets                                                                 12/31/02             9/30/02            12/31/01
------                                                             ------------        ------------       -------------
Current assets:
  Cash and cash equivalents                                        $    315,156        $    268,487       $     231,588
  Short-term investments, at cost which
   approximates market                                                    3,491              12,631               1,790
  Accounts receivable, less allowances:
   12/02  $35,139   9/02  $34,064  12/01  $32,448                       404,366             423,160             408,414
  Finance receivables, less allowances:
   12/02  $71,373   9/02  $68,228  12/01  $61,451                     1,446,460           1,675,731           1,601,189
  Inventories                                                           210,888             206,498             163,012
  Other current assets and prepayments                                  172,264             172,568             150,615
                                                                   ------------        ------------       -------------

     Total current assets                                             2,552,625           2,759,075           2,556,608
                                                                   ------------        ------------       -------------

Property, plant and equipment, net                                      622,244             595,875             534,595
Rental equipment and related inventories, net                           422,717             428,934             472,186
Property leased under capital leases, net                                 1,974               1,719               1,489
Long-term finance receivables, less allowances:
   12/02  $82,635   9/02  $66,395  12/01  $65,967                     1,686,168           1,799,052           1,898,976
Investment in leveraged leases                                        1,559,915           1,438,484           1,337,282
Goodwill, net                                                           827,241             809,690             635,873
Other assets                                                          1,059,430             923,622             881,462
                                                                   ------------        ------------       -------------

 Total assets                                                      $  8,732,314        $  8,756,451       $   8,318,471
                                                                   ============        ============       =============

Liabilities and stockholders' equity
------------------------------------
Current liabilities:
  Accounts payable and accrued liabilities                         $  1,248,337        $  1,313,603       $   1,425,809
  Income taxes payable                                                   98,897             231,115             250,895
  Notes payable and current portion of
   long-term obligations                                              1,647,338           1,568,571           1,072,057
  Advance billings                                                      355,737             336,598             334,281
                                                                   ------------        ------------       -------------

     Total current liabilities                                        3,350,309           3,449,887           3,083,042
                                                                   ------------        ------------       -------------

Deferred taxes on income                                              1,535,618           1,340,809           1,273,593
Long-term debt                                                        2,316,844           2,379,565           2,419,150
Other noncurrent liabilities                                            366,216             358,340             341,331
                                                                   ------------        ------------       -------------

     Total liabilities                                                7,568,987           7,528,601           7,117,116
                                                                   ------------        ------------       -------------

Preferred stockholders' equity in a
  subsidiary company                                                    310,000             310,000             310,000

Stockholders' equity:
  Cumulative preferred stock, $50 par value,
   4% convertible                                                            24                  24                  24
  Cumulative preference stock, no par value,
   $2.12 convertible                                                      1,432               1,475               1,603
  Common stock, $1 par value                                            323,338             323,338             323,338
  Capital in excess of par value                                              -                   -               6,979
  Retained earnings                                                   3,848,562           3,864,245           3,658,481
  Accumulated other comprehensive income                               (121,615)           (119,403)           (155,380)
  Treasury stock, at cost                                            (3,198,414)         (3,151,829)         (2,943,690)
                                                                   ------------        ------------       -------------

     Total stockholders' equity                                         853,327             917,850             891,355
                                                                   ------------        ------------       -------------

 Total liabilities and stockholders' equity                        $  8,732,314        $  8,756,451       $   8,318,471
                                                                   ============        ============       =============

                                         Pitney Bowes Inc.
                                   Revenue and Operating Profit
                                        By Business Segment
                                         December 31, 2002
                                            (Unaudited)

(Dollars in thousands)
                                                                                            %
                                                      2002              2001             Change
                                                  -----------       ------------       ---------
Fourth Quarter
--------------
     Revenue
     -------

     Global Mailing                               $   799,454       $    736,550           9%
     Enterprise Solutions                             317,973            311,097           2%

                                                  -----------       ------------       ---------
         Total Messaging Solutions                  1,117,427          1,047,647           7%
                                                  -----------       ------------       ---------

     Capital Services                                  47,427             43,160          10%
                                                  -----------       ------------       ---------

     Total Revenue                                $ 1,164,854       $  1,090,807           7%
                                                  ===========       ============       =========

     Operating Profit (1)
     --------------------

     Global Mailing                               $   241,361       $    221,882           9%
     Enterprise Solutions                              24,303             20,891          16%

                                                  -----------       ------------       ---------
         Total Messaging Solutions                    265,664            242,773           9%
                                                  -----------       ------------       ---------

     Capital Services                                  17,601             15,147          16%
                                                  -----------       ------------       ---------

     Total Operating Profit                       $   283,265       $    257,920          10%
                                                  ===========       ============       =========


(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.

                                        Pitney Bowes Inc.
                                   Revenue and Operating Profit
                                        By Business Segment
                                         December 31, 2002

(Dollars in thousands)
                                                                                            %
                                                      2002              2001             Change
                                                  -----------       ------------       ---------
Year to Date
------------
     Revenue
     -------

     Global Mailing                               $3,011,378        $  2,846,844           6%
     Enterprise Solutions                          1,218,291           1,083,450          12%

                                                  -----------       ------------       ---------
          Total Messaging Solutions                4,229,669           3,930,294           8%
                                                  -----------       ------------       ---------

     Capital Services                                180,089             192,180          (6%)
                                                  -----------       ------------       ---------

     Total Revenue                                $4,409,758        $  4,122,474           7%
                                                  ===========       ============       =========

     Operating Profit (1)
     -------------------

     Global Mailing                               $  894,150        $    859,821           4%
     Enterprise Solutions                             83,152              77,447           7%

                                                  -----------       ------------       ---------
          Total Messaging Solutions                  977,302             937,268           4%
                                                  -----------       ------------       ---------

     Capital Services                                 75,396              72,396           4%
                                                  -----------       ------------       ---------

     Total Operating Profit                       $1,052,698        $  1,009,664           4%
                                                  ===========       ============       =========

(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.

                                          Pitney Bowes Inc.
             Reconciliation of Reported Consolidated Results to Proforma Results
                                         (Unaudited)

(Dollars in thousands, except per share data)

                                                          Three months ended                Twelve months ended
                                                               December 31,                      December 31,
                                                               ------------                      ------------
                                                        2002              2001             2002             2001
                                                  ----------------------------     -----------------------------

GAAP income from continuing operations
   before income taxes, as reported               $    8,810       $   142,745     $    619,445     $    766,384
   Special items:
   Capital services charges:
      Write-down of commercial aircraft               98,182                 -           98,182                -
      Additional provision for credit losses         115,000                 -          115,000                -
     Restructuring charges                                 -            27,503                -          116,142
     Cost of meter transition                              -            10,300                -          268,300
     Legal settlements, net                                -            24,075                -         (338,097)
                                                  ----------------------------     -----------------------------
Proforma income from continuing operations
   before income taxes                               221,992           204,623          832,627          812,729
Proforma provision for income taxes                   69,487            64,661          260,616          256,455
                                                  ----------------------------     -----------------------------
Proforma income from continuing operations        $  152,505       $   139,962     $    572,011     $    556,274
                                                  ============================     =============================


GAAP diluted earning per share, as reported       $     0.24       $      0.37     $       1.97     $       1.97
  (Income)/loss on discontinued operations             (0.16)             0.04            (0.16)            0.10
                                                  ----------------------------     -----------------------------
GAAP diluted earning per share from continuing
  operations, as reported                         $     0.08       $      0.41     $       1.81     $       2.08
   Special items:
   Capital services charges:
      Write-down of commercial aircraft                 0.26                 -             0.26                -
      Additional provision for credit losses            0.30                 -             0.30                -
     Restructuring charges                                 -              0.07                -             0.30
     Cost of meter transition                              -              0.03                -             0.68
     Legal settlements, net                                -              0.06                -            (0.82)
                                                  ----------------------------     -----------------------------
Proforma diluted earning per share from continuing
  operations                                      $     0.64       $      0.57     $       2.37     $       2.25
                                                  ============================     =============================



GAAP net cash provided by operating activities,
  as reported                                                                      $    502,559     $  1,035,887
     Net investment in fixed assets                                                    (224,834)        (256,204)
                                                                                   -----------------------------
Proforma free cash flow                                                                 277,725          779,683
  Pension plan investment                                                               338,579           30,000
  Payments related to special items:
    Restructuring charges                                                                49,032           49,065
    Legal settlements, net                                                               11,856         (243,391)
  Spin-off of Imagistics, Inc.                                                            4,772           31,253
                                                                                   -----------------------------
Proforma free cash flow from continuing operations
  excluding special items                                                          $    681,964     $    646,610
                                                                                   =============================

The sum of the earnings per share amounts may not equal the totals above due to rounding.